NEWS RELEASE
Coeur Mining, Inc. Creates Coeur Capital, Inc. and Announces Definitive Agreement to Acquire Global Royalty Corp.
Chicago, Illinois-November 24, 2013-Coeur Mining, Inc. (“Coeur” or the “Company”) (NYSE: CDE, TSX: CDM) today announced the formation of a new wholly-owned subsidiary, Coeur Capital, Inc. (“Coeur Capital”), which will hold Coeur’s existing and any future-acquired royalty and streaming interests along with its portfolio of strategic equity investments. Increasing Coeur’s interests in royalties and streams through Coeur Capital is expected to provide the Company’s stockholders with higher-margin, less volatile free cash flow1, diversified metal exposure, and future avenues for growth.
In addition, Coeur today announced that it has entered into an agreement for Coeur Capital to acquire Global Royalty Corp. (“Global Royalty”), a Vancouver-based privately-held company holding precious metals royalty interests in operating mines located in Mexico and Ecuador. Total consideration for the transaction, which is expected to close in December 2013, will be approximately $23.8 million, consisting of $0.3 million in cash and $23.6 million in Coeur common shares, which represents a 2.1% increase in Coeur’s current outstanding shares of 100.5 million. Upon closing of the transaction, Mark Kucher, President and CEO of Global Royalty, has agreed to join Coeur Capital as Managing Director and will have primary responsibility for its daily management and growth. Mr. Kucher, who is the largest shareholder of Global Royalty, has agreed to support the transaction with Coeur.
“We are pleased to announce our agreement to acquire Global Royalty,” said Mitchell J. Krebs, Coeur’s President and Chief Executive Officer. “Combining Global Royalty’s cash flowing royalties with those already owned by Coeur into a newly-formed entity is expected to enhance the quality and stability of our cash flows, offer superior leverage to metals prices, reduce our overall risk profile, and increase our margins and current net cash flow. Over time, we believe Coeur Capital can build sufficient critical mass to make a meaningful impact on our overall margins and cash flow and eventually be valued by the equity markets at the multiples currently enjoyed by streaming and royalty companies due to the attractive nature of this business model. While the acquisition of Global Royalty and the formation of Coeur Capital are expected to augment and balance our composite asset portfolio and complement our business development initiatives, our focus and priority will remain on our core business, which is exploring, developing, and operating precious metals assets.”
Global Royalty owns a tiered royalty on McEwen Mining Inc.’s (“McEwen Mining”) (NYSE: MUX, TSX: MUX) El Gallo/Magistral mine in Mexico, currently paying a 3.5% net smelter royalty (NSR), and a 1.5% NSR royalty on Dynasty Metals & Mining, Inc.’s (“Dynasty”) (TSX: DMM) Zaruma gold mine in Ecuador. Both mines are currently in production and paying royalties. Global Royalty also has an option to acquire an additional 1.5% NSR on Zaruma (for a total of 3.0%), plus 1.0% NSR interests on Dynasty’s Jerusalem and Dynasty Goldfields projects in Ecuador, for an additional $5.0 million. Coeur Capital intends to exercise this option upon closing the Global Royalty transaction.
El Gallo Complex2

Under McEwen Mining’s ownership, El Gallo has been in production since September 2012 and reached commercial production on January 1, 2013. Global Royalty has received proceeds from McEwen totaling $1,117,227 since September 2012. The mine remains on track to meet its production guidance of 27,310 gold equivalent ounces in 2013.
The El Gallo plant is currently being expanded from 3,000 to 4,500 tonnes per day. The expansion is ahead of schedule with completion expected at the end of Q1 2014. The increased capacity, combined with higher grades as mining moves deeper in the pit, is expected to increase production from 27,310 gold equivalent ounces in 2013, to 37,500 gold equivalent ounces in 2014 and 75,000 gold equivalent ounces by 2015. The royalty on the El Gallo mine is currently 3.5% until cumulative production of 350,000 ounces of gold equivalent production has been reached, of which approximately 275,000 ounces remain to be produced at this royalty rate. The royalty then decreases to 1.0% in perpetuity. To date 28,426 ounces of gold equivalent has been produced at El Gallo.
Zaruma Project3
The Zaruma project is in pre-commercial production, with processing of ore to doré at the Zaruma processing plant located in Zaruma, Ecuador. For the nine months ended September 30, 2013, Dynasty received proceeds of $23.3 million from the sale of approximately 15,245 ounces of processed gold and 45,409 ounces of processed silver derived from intermittent operations at its processing plant in Zaruma during the continued development of the Zaruma mines. Global Royalty Corp. has received proceeds from Dynasty totaling $565,082 since January 2012.
Subsequent to September 30, 2013, and up to the date of this news release, Dynasty exported approximately 4,500 ounces of gold and 9,000 ounces of silver with an aggregate approximate value of $6.1 million.

Existing Coeur Royalty and Streaming Interests
Endeavor is an underground lead/zinc/silver mine and associated mill facility operated by a subsidiary of Toho Zinc in Australia and has been in production since 1983. Coeur owns 100% of the silver production and reserves (up to 20 million payable ounces). Endeavor generated $10.4 million of after-tax cash flow1,4 and produced 665,816 payable ounces of silver in 2012 and is expected to produce 600,000-800,000 payable ounces of silver in 20135.
Cerro Bayo is a silver-gold mine operated by Mandalay Resources Corp. in Chile. The mine has a 2% NSR for the life of mine; Coeur received its first royalty payment from this royalty in the third quarter 2013. 2014 production6 is expected to be 3.0-3.2 million ounces of silver and 23,000-27,000 ounces of gold. 2014 cash costs per silver ounce1,6 are expected to be $6-$8.
A slide deck and Q&A information sheet to accompany this release are posted at www.coeur.com.

Coeur is being represented by Goodmans LLP in the Global Royalty acquisition.

1.	Non-GAAP measure.

2.	Source: Publicly available information published by McEwen Mining Inc. including the technical report dated August 30, 2013 on file at www.sedar.com.

3.	Source: Publicly available information published by Dynasty Metals & Mining Inc. including the technical report dated August 21, 2006 on file at www.sedar.com.

4.	Source: Coeur December 31, 2012 Form 10-K. Calculated as net income plus depreciation, depletion and amortization.

5.	Guidance as published on November 6, 2013 by Coeur.

6.	Guidance as published on November 5, 2013 by Mandalay Resources Corp.

About Coeur
Coeur Mining, Inc. is the largest U.S.-based primary silver producer and a significant gold producer. The Company has four precious metals mines in the Americas generating strong production, sales and cash flow. Coeur produces from its wholly owned operations: the Palmarejo silver-gold mine in Mexico, the San Bartolomé silver mine in Bolivia, the Rochester silver-gold mine in Nevada and the Kensington gold mine in Alaska. The Company also has a non-operating interest in the Endeavor mine in Australia in addition to a 2.0% net smelter royalty on the Cerro Bayo silver-gold mine in Chile. In addition, the Company has two silver-gold feasibility stage projects - the La Preciosa project in Mexico and the Joaquin project in Argentina. The Company also conducts ongoing exploration activities in Mexico, Argentina, Nevada, Alaska and Bolivia. The Company owns strategic investment positions in eight silver and gold development companies with projects in North and South America.
Cautionary Statements
This news release shall not constitute an offer to sell or a solicitation of an offer to purchase the Coeur shares and shall not constitute an offer, solicitation or sale in any jurisdiction, province or state in which such an offer, solicitation or sale would be unlawful.
This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding the anticipated closing of the Global Royalty transaction, strategic priorities and initiatives and expectations regarding leverage to metals prices, risk exposures, valuations, margins, cash flow, growth and anticipated production. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Coeur's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the risks and hazards inherent in the mining business (including risks inherent in developing large-scale mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold and silver and a sustained lower price environment, the uncertainties inherent in Coeur's production, exploratory and developmental activities, including risks relating to permitting and regulatory delays, ground conditions, grade variability, any future labor disputes or work stoppages, the uncertainties inherent in the estimation of gold and silver ore reserves, changes that could result from Coeur's future acquisition of new mining properties or businesses, reliance on third parties to operate certain mines where Coeur owns silver production and reserves, the absence of control over mining operations in which Coeur or Coeur Capital holds royalty or streaming interests and risks related to these mining operations including results of mining and exploration activities, environmental, economic and political risks of the jurisdictions in which the mining operations are located and changes in project parameters as plans continue to be refined; the loss of any third-party smelter to which Coeur markets silver and gold, the effects of environmental and other governmental regulations, the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, Coeur's ability to raise additional financing necessary to conduct its business, make payments or refinance its debt, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including, without limitation, Coeur's most recent reports on Form 10-K and Form 10-Q. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities.

Inferred mineral resources are considered too speculative geologically to have the economic considerations applied to them that would enable them to be characterized as mineral reserves. Mineral resources that are not mineral reserves do not have demonstrated economic viability. Mineral resource estimates do not account for minability, selectivity, mining loss and dilution. There is no certainty that the inferred mineral resources will be converted to the measured and indicated categories or that the measured and indicated mineral resources will be converted to the proven and probable mineral reserve categories. For additional information, please refer to the Canadian National Instrument 43-101-compliant Technical Reports for the applicable properties available on www.sedar.com or other publicly available disclosure of the applicable mine operators.
Non-U.S. GAAP Measures - We supplement the reporting of our financial information determined under United States generally accepted accounting principles (U.S. GAAP) with certain non-U.S. GAAP financial measures, including cash costs, after-tax cash flow, and free cash flow. We believe that these adjusted measures provide meaningful information to assist management, investors and analysts in understanding our financial results and assessing our prospects for future performance. We believe these adjusted financial measures are important indicators of our recurring operations because they exclude items that may not be indicative of, or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. We believe cash costs, after-tax cash flow, and free cash flow are important measures in assessing the Company's overall financial performance.
For Additional Information:
Bridget Freas, Director, Investor Relations
(312) 489-5819
Donna Mirandola, Director, Corporate Communications
(312) 489-5842
www.coeur.com